                                                                      Exhibit 99


For Immediate Release                            Contact:  Kathleen Bruegenhemke
                                                 Senior Vice President,
                                                  Investor Relations
                                                 TEL: 573.761.6100
                                                 FAX: 573.761.6272

                       EXCHANGE NATIONAL BANCSHARES, INC.
                     OF JEFFERSON CITY, MISSOURI, ANNOUNCES
              YEAR 2003 ANNUAL EARNINGS OF $2.15 PER DILUTED SHARE


         JEFFERSON CITY, MO, January 30, 2004 - Today, Exchange National Bancshares, Inc. (NASDAQ: EXJF) reported 2003 diluted earnings of $2.15 per share compared to $1.90 per share in 2002.

Net income for 2003 of $9,044,000 increased $951,000 when compared to 2002.

In commenting on earnings, James E. Smith, Chairman and CEO said, "Financial results for the year were strong. Increases over 2002 are attributed in large part to a higher volume of average earnings assets and continued strong activity in the residential mortgage department. While maintaining a constant net interest margin, the volume of average earning assets increased $54,812,000 which resulted in a $1,986,000 increase in net interest income. The majority of the earning asset growth resulted from commercial and real estate loan growth and the company's June 2003 purchase of a Springfield, MO branch."

Mr. Smith added, "Gains on the sale of real estate loans increased approximately $738,000 over last year. These gains were partially offset by a $307,000 increase in impairment over prior year in the carrying value of mortgage loan servicing rights."

Exchange National Bancshares, a multi-bank holding company headquartered in Jefferson City, Missouri, is the parent company of The Exchange National Bank of Jefferson City with locations in California, Tipton and St. Robert; Citizens Union State Bank & Trust of Clinton with locations in Windsor, Collins, Osceola and Springfield; and Osage Valley Bank of Warsaw.


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FINANCIAL SUMMARY

(unaudited)

Balance sheet information:                    December 31, 2003      December 31, 2002
  Loans, net of allowance
    for loan losses                             $575,651,786          $479,443,190
  Debt and equity securities                     188,955,832           186,724,362
  Total assets                                   874,967,325           794,417,912
  Deposits                                       665,261,965           591,190,652
  Stockholders' equity                            87,782,744            82,827,120

                                                Twelve Months         Twelve Months
Statement of income information:            Ending Dec. 31, 2003   Ending Dec. 31, 2002
  Total interest income                         $ 38,922,114          $ 40,463,297
  Total interest expense                          12,798,341            16,325,700
  Net interest income                             26,123,773            24,137,597
  Provision for loan losses                        1,092,000               936,000
  Noninterest income                               6,704,013             6,102,670
  Noninterest expense                             18,536,007            17,831,597
  Income taxes                                     4,155,865             3,379,380
  Net income                                       9,043,914             8,093,290

Statements made in this press release that suggest Exchange National Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.